Exhibit 99.1

FOR IMMEDIATE RELEASE

TECO ENERGY REPORTS THIRD QUARTER RESULTS

Company updates 2008 outlook and provides preliminary 2009 information

TAMPA, October 30, 2008 — TECO Energy, Inc. (NYSE:TE) today reported third quarter net income of $58.2 million or $0.28 per share, compared to $92.8 million or $0.44 per share in the third quarter of 2007.

As a result of the sale of TECO Transport in December 2007 and the conclusion of the program for tax credits from the production of synthetic fuel at the end of 2007, third quarter net income in 2008 included no benefits from the operations of TECO Transport or from the production of synthetic fuel, which contributed $11.0 million and $13.1 million, respectively, or $0.11 per share collectively, in the 2007 period.

Year-to-date net income and earnings per share were $140.4 million or $0.67 per share in 2008, compared to $239.3 million or $1.15 per share, and net income and earnings per share from continuing operations of $225.0 million or $1.08 per share in the same period in 2007. TECO Transport and the production of synthetic fuel contributed $27.0 million and $54.8 million, respectively, or $0.39 per share collectively, to year-to-date 2007 net income. In 2007, year-to-date results included a $14.3 million, or $0.07 per share, tax benefit recorded in discontinued operations as a result of reaching a favorable conclusion with taxing authorities related to the 2005 disposition of the Union and Gila River merchant power plants.

TECO Energy Chairman and CEO Sherrill Hudson said, “Our results this quarter reflect the effects of the continued weak housing market and economy in Florida, mild weather, and tough operating conditions at TECO Coal. In July, Tampa Electric experienced one of the wettest summer months since it started keeping records 50 years ago so our area didn’t experience much of the normal steamy summer weather that drives air conditioning load. Earnings from TECO Coal continue to be lower than we expected due to cost pressures and production issues that are impacting the entire industry, but we continue to anticipate that robust coal prices in our recent sales contracts will drive significant growth in earnings from the coal business in 2009.”

Non-GAAP Results

Third quarter 2008 net income was $58.2 million, compared to 2007 third quarter non-GAAP results of $79.1 million, which included $7.4 million of non-GAAP results from TECO Transport but excluded $13.1 million from the production of synthetic fuel and $0.6 million of net charges related to the sale of TECO Transport. Year-to-date 2008 non-GAAP results were $141.0 million, which excluded a $0.6 million charge for adjustments to previously estimated costs associated with the 2007 sale of TECO Transport, compared to non-GAAP results in the 2007 period of $176.0 million, which included $19.8 million of non-GAAP results from TECO Transport, but excluded $54.8 million from the production of synthetic fuel and $5.8 million of net charges related to the sale of TECO Transport. (See the Results Reconciliation table later in this release.)

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The table below compares the TECO Energy GAAP net income to the non-GAAP measures used in this release. Non-GAAP results exclude the charges and gains described above. Non-GAAP Results Excluding Synthetic Fuel exclude charges and gains and also exclude the earnings benefits associated with the production of synthetic fuel. For a reconciliation to GAAP results and a discussion regarding this presentation of non-GAAP results and management’s use of this information, please see the Non-GAAP Presentation section and Results Reconciliation table later in this release.

Results Comparisons

	3 months ended Sept. 30		9 months ended Sept. 30		12 months ended Sept. 30
(millions)	2008	2007	2008	2007	2008	2007
Net income	$58.2	$92.8	$140.4	$239.3	$314.3	$288.2
Net income from continuing operations	$58.2	$92.8	$140.4	$225.0	$314.3	$273.4
Non-GAAP Results With Synthetic Fuel	$58.2	$92.2	$141.0	$230.8	$186.5	$276.8
Non-GAAP Results Excluding Synthetic Fuel	$58.2	$79.1	$141.0	$176.0	$188.7	$213.0

Segment Reporting

The table below includes TECO Energy segment information on a GAAP basis, which includes all charges and gains and synthetic fuel-related benefits or costs for the periods shown.

Segment Information

	3 months ended Sept. 30		9 months ended Sept. 30		12 months ended Sept. 30

(millions)	2008	2007	2008	2007	2008	2007
Net Income (loss)
Tampa Electric	$50.6	$64.8	$106.7	$121.3	$135.7	$140.7
Peoples Gas System	2.6	3.8	17.9	20.2	24.2	27.2
TECO Coal	3.7	20.5	15.4	83.7	22.6	102.9
TECO Guatemala	11.7	10.2	37.1	33.3	48.6	44.3
Parent/other(1)	(10.4)	(17.5)	(36.7)	(60.5)	76.2	(76.5)
TECO Transport(2)	—	11.0	—	27.0	7.0	34.8

Net income from continuing operations	58.2	92.8	140.4	225.0	314.3	273.4
Discontinued operations(3)	—	—	—	14.3	—	14.8

Total net income	$58.2	$92.8	$140.4	$239.3	$314.3	$288.2

(1)	Parent/other includes the $149.4 million gain on the sale of TECO Transport in the 12 months ended 2008 period.
(2)	Due to the ongoing contractual relationship for solid fuel waterborne transportation services, TECO Transport was not classified as a discontinued operation and is included in TECO Energy’s historical results.
(3)	Net income from discontinued operations in 2007 reflects a favorable conclusion reached with taxing authorities regarding the 2005 disposition of the Union and Gila River power stations.

Operating Company Results:

All amounts included in the operating company and Parent / Other results discussions are after tax, unless otherwise noted.

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Tampa Electric

Net income for the third quarter was $50.6 million, compared with $64.8 million for the same period in 2007. Results for the quarter reflect lower retail energy sales, a total number of customers that was essentially unchanged and decreased sales to industrial customers. Net income included $1.3 million of Allowance for Funds Used During Construction (AFUDC)—Equity, which represents allowed equity cost capitalized to construction costs, related to the installation of nitrogen oxide (NOx) pollution control equipment, compared to $0.7 million included in the 2007 period. Pretax base revenues decreased $14.2 million in the quarter, primarily due to mild weather and lower per customer usage.

Operations and maintenance expense, excluding all Florida Public Service Commission (FPSC)-approved cost recovery clauses, increased $0.6 million in the third quarter of 2008, primarily due to $1.1 million higher spending on maintenance at the power generating facilities, slightly higher bad debt expense, $0.5 million of higher employee related and vehicle diesel fuel costs, partially offset by $1.8 million of lower overhead and self insurance reserve expenses compared to the 2007 period.

Compared to the third quarter of 2007, net income included $4.4 million higher depreciation expense. Results in 2007 included the benefits of nine months of lower depreciation rates recorded as a result of a depreciation study approved by the FPSC in the third quarter. Property tax expense was essentially unchanged from 2007 due to a $1.8 million benefit recorded in the third quarter of 2008 reflecting adjustments to property valuations agreed to with various taxing authorities. In 2007, property tax expenses included the one-time benefit of nine months of lower property tax rates effective in the third quarter from legislation passed in Florida in 2007, and adjustments to property valuations.

Tampa Electric’s retail energy sales decreased 6.7% in the third quarter due to mild weather, lower sales to industrial customers due to phosphate production facility outages and continued weak economic conditions. Cooling degree-days for the Tampa area in the third quarter were 7% below normal and 11% below actual 2007 levels.

The absence of net customer growth in the third quarter and 0.3% growth in the year-to-date 2008 period reflect the current weak economic conditions in the Tampa area and continued weakness in the local housing market. New customer additions were essentially offset by meter disconnects associated with housing foreclosures and vacant homes.

Year-to-date net income was $106.7 million, compared to $121.3 million in the 2007 period, driven primarily by 2.4% lower retail energy sales, higher maintenance costs related to generating system unit outages, $2.2 million higher depreciation expense, increased interest expense and lower interest income partially offset by $3.2 million higher earnings on investments in emissions control equipment recovered through the Environmental Cost Recovery Clause. Net income also included $4.3 million of AFUDC—Equity related to the installation of NOx pollution control equipment, compared to $3.5 million included in the 2007 period. Total heating and cooling degree days were 4% below normal due to mild weather and 5% below actual 2007 degree days. Year-to-date base revenue declined $9.8 million primarily due to mild weather, customer usage patterns and lower sales to phosphate customers due to maintenance outages at their facilities.

Excluding all FPSC-approved cost recovery clause-related expenses, year-to-date net income reflects $7.0 million higher operations and maintenance expense compared to 2007, including $5.1 million higher spending on power generating equipment and $1.1 million higher bad debt expense.

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Interest expense at Tampa Electric increased $1.2 million due to higher levels of long-term debt outstanding and higher interest on auction-rate bonds remarketed in the first quarter of the year. In addition, interest income decreased $2.7 million due to lower cash balances and lower interest earned on lower average under-recovered fuel balances.

Peoples Gas

Peoples Gas reported net income of $2.6 million for the third quarter, compared to $3.8 million in the same period in 2007. Quarterly results reflect lower margins on off-system sales reflecting market conditions, and higher volumes transported for industrial customers. Average customer growth of 0.2% in the quarter is a result of the continued weak Florida housing market. Therm sales to industrial customers increased due to two new customers with significant usage. The effects of these higher volumes were more than offset by higher non-fuel operations and maintenance expense, higher depreciation expense due to routine additions to facilities to serve customers, and increased interest expense due to higher levels of long-term debt outstanding.

Year-to-date net income was $17.9 million, compared to $20.2 million in the 2007 period, driven largely by lower margins on off-system sales, lower residential volumes and higher depreciation expense. Results also reflect average customer growth of 0.3% and lower sales to weather-sensitive residential customers early in the year due to very mild winter weather.

TECO Coal

TECO Coal achieved third quarter net income of $3.7 million, compared to $20.5 million in the same period in 2007. In 2007, TECO Coal’s Non-GAAP Results Excluding Synthetic Fuel, which excluded the $13.1 million benefit related to synthetic fuel production, were $7.4 million. (See the Results Reconciliation table.) The 2008 quarter includes a $2.6 million benefit from a contract settlement related to future coal sales.

Third quarter total sales were 2.2 million tons, compared to 2.4 million tons in the third quarter of 2007, which included 1.7 million tons of synthetic fuel. TECO Coal continues to experience lower than expected production due to difficult mining conditions in an underground mine, which temporarily reduced production from that mine late in the third quarter. Production was also negatively impacted by a shortage of qualified underground mining personnel and increased safety inspections. Compared to the third quarter in 2007, results reflect an average per-ton selling price almost 10% higher across all products, excluding transportation allowances. In the third quarter of 2008, the cash cost of production per ton increased 16% over 2007’s level, driven by diesel oil prices that, while down slightly from the second quarter peak, were still more than double 2007 prices; higher per-ton costs for steel products used in underground mining, such as roof bolts; higher costs for explosives used in surface mining operations, that like diesel fuel are down from second quarter peak levels; and higher costs associated with contract miners.

TECO Coal recorded year-to-date net income of $15.4 million in 2008, compared to $83.7 million in the 2007 period. TECO Coal’s 2007 year-to-date Non-GAAP Results Excluding Synthetic Fuel, which excluded the $54.8 million benefit associated with the production of synthetic fuel, were $28.9 million. (See the Results Reconciliation table.)

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Year-to-date 2008 total sales were 7.1 million tons, compared to 6.8 million tons in the 2007 period, which included 4.5 million tons of synthetic fuel. Results in 2008 reflect an average net per-ton selling price across all products, excluding transportation allowances, that was more than 6% higher than in 2007. In 2008, the cash cost of production for the year-to-date period was approximately 14% higher than in 2007, driven by the same factors as in the third quarter. Results also reflect a $0.6 million benefit in the first quarter of 2008 from the true-up of the 2007 synthetic fuel tax credit rate, compared to a $1.6 million benefit included in the first quarter of 2007.

TECO Guatemala

TECO Guatemala reported third quarter net income of $11.7 million in 2008, compared to $10.2 million in the 2007 period. Year-to-date 2008 net income was $37.1 million, compared to $33.3 million in the 2007 period. Earnings from the San José Power Station increased significantly from higher spot market prices for spot energy sales, and from energy sales made under the power sales contract due to increased sales and a scheduled price escalation. Interest expense for both the Alborada and San José power stations decreased in both periods due to lower interest rates and lower project-debt balances. At EEGSA, the distribution utility, 2008 third quarter and year-to-date results reflect customer growth and higher energy sales, partially offset by the reduction in the Value Added Distribution (VAD) tariff effective Aug. 1, 2008, which reduced net income approximately $0.6 million in the quarter. The earnings from the unregulated EEGSA-affiliated companies (DECA II), which provide, among other things, electricity transmission services, telecommunication carrier services, wholesale power sales to unregulated electric customers and engineering services, increased in both periods from fundamental growth in the businesses. The year-to-date results for EEGSA and affiliated companies also included a $3.1 million benefit related to an adjustment to previously estimated 2007 income and year-end equity balances, compared to a similar $1.9 million benefit in 2007.

Parent / Other

The cost for “Parent/other” in the third quarter of 2008 was $10.4 million, compared to a cost of $17.5 million in the same period in 2007. The 2007 non-GAAP cost for “Parent/other” in the third quarter was $14.5 million, which excluded the $3.0 million of charges related to the sale of TECO Transport. The improvement in 2008 was driven by lower interest expense partially offset by lower investment income due to lower cash balances. (See the Results Reconciliation table.) Total parent/TECO Finance interest expense declined by $4.0 million in the third quarter of 2008, compared to the same period in 2007, reflecting parent debt retirements.

The year-to-date “Parent/other” cost was $36.7 million in 2008, compared to $60.5 million in the 2007 period. The 2008 year-to-date non-GAAP cost was $36.1 million, which excludes $0.6 million of costs related to previously estimated transaction costs associated with the sale of TECO Transport, compared to the 2007 non-GAAP year-to-date cost of $47.5 million, which excluded $13.0 million of charges related to the sale of TECO Transport. Year-to-date 2008 total parent/TECO Finance interest expense declined by $15.0 million, due to parent debt retirements, and was offset in part by lower interest income.

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Cash and Liquidity

The table below sets forth the Sept. 30, 2008 consolidated liquidity and cash balances, the cash balances at the operating companies and TECO Energy parent, and amounts available under the TECO Energy/Finance and Tampa Electric Company credit facilities.

Balances as of Sept. 30, 2008

(millions)	Consolidated	Tampa Electric	Other	Parent
Credit facilities	$675.0	$475.0	$—	$200.0
Drawn amounts/LCs	21.5	14.4	—	7.1

Available credit facilities	653.5	460.6	—	192.9
Cash and short-term investments	94.9	26.6	60.0	8.3

Total liquidity	$748.4	$487.2	$60.0	$201.2

Consolidated other cash and short-term investments includes $10.0 million of cash at the unregulated operating companies for normal operations and $50.0 million of consolidated cash and short-term investments at TECO Guatemala held offshore due to the tax deferral strategy associated with EEGSA. In addition to consolidated cash, as of Sept. 30, 2008, unconsolidated affiliates owned by TECO Guatemala, CGESJ (San José) and TCAE (Alborada) had unrestricted cash and short-term investment balances of $26.7 million, which is not included in the table above. The table above also excludes consolidated restricted cash of $7.5 million, primarily at TECO Energy parent.

2008 Outlook

TECO Energy is maintaining its expectation that 2008 earnings per share will be in a range between $0.80 and $0.90, excluding any charges or gains. This range assumes a continuation of the current weak Florida economic and housing market conditions; normal weather for the remainder of the year; and that TECO Coal produces about 9.5 million tons at selling prices and production costs consistent with third quarter levels. This guidance also assumes that TECO Guatemala’s results include the current lower VAD at EEGSA for the remainder of the year.

Preliminary 2009 Outlook

The preliminary outlook for 2009 includes a strong outlook for TECO Coal, with production of about 10.5 million tons at much improved prices. Currently, 88% of expected 2009 production is contracted and priced at an average price of $77 per ton. All steam coal tons and a significant portion of pulverized coal injection (PCI) coal tons are contracted and priced. Recent market prices for similar quality metallurgical and PCI coals have averaged about $200 per ton. The remaining unpriced tons are 60% met and 40% PCI tons. Fully loaded production costs, including administrative and general and depreciation and depletion costs, are expected to be in a range between $65 and $75 per ton, primarily due to higher labor costs and higher costs for contract miners. TECO Coal has hedged the diesel fuel that it expects to consume in 2009 for contracted tons through oil swaps contracts or through contract terms. Strong operational performance at TECO Guatemala is expected to be partially offset by a scheduled major maintenance outage on the San José Power Station. Results for the distribution utility, EEGSA, are expected to be reduced by the significantly lower VAD rates

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that became effective Aug. 1, 2008 if current efforts to achieve a more satisfactory outcome are unsuccessful. Tampa Electric and Peoples Gas are in the early stages of their respective base rate increase proceedings, with audits and discovery underway at both companies. Assuming the proceedings follow the published schedules, new rates are expected to be effective in May at Tampa Electric and in June for Peoples Gas. The Florida economy and housing markets remain weak. Tampa Electric now forecasts that the recent turmoil in the financial industry and the tightening of lending standards will delay the housing market recovery, which is now not expected to start until the second half of 2010, compared to the previous estimates for the second half of 2009.

Non-GAAP Presentation

The “Results Reconciliation” table below presents non-GAAP financial results after elimination of the effects of certain identified gains and charges and of earnings from the production of synthetic fuel in the 2008 and 2007 quarterly, year-to-date and 12-months ended periods. The company provides both measures to allow comparison of results both with and without synthetic fuel. This provides investors additional information to compare 2008 results, which included no synthetic fuel production, to 2007 results, which included synthetic fuel production.

Management believes it is helpful to present a non-GAAP measure of performance that clearly reflects the ongoing operations of TECO Energy’s businesses and which allows investors to better understand and evaluate the business as it is expected to operate in future periods.

Management and the Board of Directors use non-GAAP measures as a yardstick for measuring the company’s performance, in making decisions that are dependent upon the profitability of the company’s various operating units, and in determining levels of incentive compensation.

The non-GAAP measures of financial performance used by the company are not measures of performance under accounting principles generally accepted in the United States and should not be considered an alternative to net income or other GAAP figures as an indicator of the company’s financial performance or liquidity. TECO Energy’s non-GAAP presentation of net income may not be comparable to similarly titled measures used by other companies.

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Results Reconciliation

	3 months ended Sept. 30		9 months ended Sept. 30		12 months ended Sept. 30
(millions)	2008	2007	2008	2007	2008	2007
GAAP net income	$58.2	$92.8	$140.4	$239.3	$314.3	$288.2

Exclude discontinued operations	—	—	—	14.3	—	14.8

GAAP net income from continuing operations	$58.2	$92.8	$140.4	$225.0	$314.3	$273.4

Add TECO Transport transaction costs	—	3.0	0.6	13.0	3.9	13.0
Exclude TECO Transport depreciation	—	(3.6)	—	(7.2)	(2.5)	(7.2)
Exclude gain on TECO Transport sale	—	—	—	—	(149.4)	—
Add parent debt extinguishment	—	—	—	—	20.2	—
Exclude gain on steam turbine sale	—	—	—	—	—	(3.1)
Add TECO Transport hurricane cost	—	—	—	—	—	0.7

Total charges and gains	—	(0.6)	0.6	5.8	(127.8)	3.4

Non-GAAP results from continuing operations (1)	$58.2	$92.2	$141.0	$230.8	$186.5	$276.8

Synthetic fuel cost / (benefit)	—	(13.1)	—	(54.8)	2.2	(63.8)

Non-GAAP results excluding synthetic fuel	$58.2	$79.1	$141.0	$176.0	$188.7	$213.0

(1)	A non-GAAP financial measure is a numerical measure that includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable GAAP measure.

Webcast

As previously announced, TECO Energy will host a Webcast with the investment community on its second quarter results at 10:00 AM Eastern time, Thursday, Oct. 30, 2008. The Webcast will be accessible through the link on TECO Energy’s Website: www.tecoenergy.com. The Webcast and accompanying slides will be available for replay for 30 days through the Web site, beginning approximately two hours after the conclusion of the live event.

TECO Energy, Inc. (NYSE: TE) is an energy-related holding company. Its principal subsidiary, Tampa Electric Company, is a regulated utility in Florida with both electric and gas divisions (Tampa Electric and Peoples Gas System). Other subsidiaries include TECO Coal, which owns and operates coal production facilities in Kentucky and Virginia, and TECO Guatemala, which is engaged in electric power generation and distribution and energy-related businesses in Guatemala.

Note: This press release contains forward-looking statements, which are subject to the inherent uncertainties in predicting future results and conditions. Actual results may differ materially from those forecasted. The forecasted results are based on the company’s current expectations and assumptions, and the company does not undertake to update that information or any other

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information contained in this press release, except as may be required by law. Factors that could impact actual results include: regulatory actions by federal, state or local authorities; unexpected capital needs or unanticipated reductions in cash flow that affect liquidity; access to capital and credit markets when required in the current unsettled economic conditions; the availability of adequate rail transportation capacity for the shipment of TECO Coal’s production; general economic conditions affecting energy sales at the utility companies; economic conditions, both national and international, affecting the Florida economy and demand for TECO Coal’s production; weather variations and changes in customer energy usage patterns affecting sales and operating costs at Tampa Electric and Peoples Gas and the effect of extreme weather conditions or hurricanes, which are common during the summer months; operating conditions, commodity price and operating cost changes affecting the production levels and margins at TECO Coal, fuel cost recoveries and cash at Tampa Electric or natural gas demand at Peoples Gas; the ability of TECO Energy’s subsidiaries to operate equipment without undue accidents, breakdowns or failures; and the ultimate outcome of efforts to revise the significantly lower EEGSA VAD tariff rates implemented by regulatory authorities in Guatemala effective Aug. 1, 2008 affecting TECO Guatemala’s results. Additional information is contained under “Risk Factors” in TECO Energy, Inc.’s Annual Report on Form 10-K for the period ended Dec. 31, 2007, as updated in subsequent filings with the SEC.

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Summary Information as of Sept. 30, 2008

	3 months ended		9 months ended		12 months ended
(millions except per share amounts)	2008	2007	2008	2007	2008	2007
Revenues	$926.1	$990.0	$2,605.0	$2,677.8	$3,463.3	$3,504.0

Net income from continuing operations	$58.2	$92.8	$140.4	$225.0	$314.3	$273.4
Net income from discontinued operations	—	—	—	14.3	—	14.8

Net income	$58.2	$92.8	$140.4	$239.3	$314.3	$288.2

Earnings (loss) per share from continuing operations – basic	$0.28	$0.44	$0.67	$1.08	$1.50	$1.31
Earnings (loss) per share from discontinued operations – basic	—	—	—	0.07	—	0.07

Earnings (loss) per share – basic	$0.28	$0.44	$0.67	$1.15	$1.50	$1.38

Earnings (loss) per share – diluted	$0.27	$0.44	$0.66	$1.14	$1.49	$1.38
Average common shares outstanding – basic	211.2	209.2	210.1	208.9	210.2	208.8
Average common shares outstanding – diluted	212.6	210.0	211.7	209.8	211.4	209.6

Contact:	News Media: Rick Morera – (813) 228-4945
Investor Relations: Mark Kane – (813) 228-1772
Internet: http://www.tecoenergy.com

SEPTEMBER 2008

Figures appearing in these statements are presented as general information and not in connection with any sale or offer to sell or solicitation of an offer to buy any securities, nor are they intended as a representation by the company of the value of its securities. All figures reported are subject to adjustments as the annual audit by independent accountants may determine to be necessary and to the explanatory notes affecting income and balance sheet accounts contained in the company’s Annual Report on Form 10-K. Reference should also be made to information contained in that and other reports filed by TECO Energy, Inc. and Tampa Electric Company with the Securities and Exchange Commission.

TECO ENERGY, Inc.

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(All significant intercompany transactions have been eliminated in the consolidated financial statements.)

	Three Months Ended September 30,		Nine Months Ended September 30,		Twelve Months Ended September 30,
(millions except share data)	2008	2007	2008	2007	2008	2007
Revenues
Regulated electric and gas	$782.1	$791.9	$2,152.3	$2,120.0	$2,818.6	$2,734.6
Unregulated	144.0	198.1	452.7	557.8	644.7	769.4

Total revenues	926.1	990.0	2,605.0	2,677.8	3,463.3	3,504.0

Expenses
Regulated operations
Fuel	263.7	251.1	603.5	647.5	810.7	841.2
Purchased power	65.0	84.5	262.8	207.6	327.1	259.2
Cost of natural gas sold	134.9	99.2	387.7	299.4	478.1	369.4
Other	72.9	75.2	216.1	201.2	295.3	281.5
Operation other expense
Mining related costs	108.9	120.3	332.9	314.8	453.5	441.0
Waterborne transportation costs	0.0	55.0	0.0	164.0	42.4	221.3
Other	4.0	3.6	13.9	11.2	19.3	15.1
Maintenance	41.4	41.1	133.0	137.5	179.0	184.5
Depreciation and amortization	66.7	59.8	196.6	198.2	262.0	269.3
Gain on sale, net of transaction related costs	0.0	4.9	0.9	21.2	(241.5)	21.2
Sale of previously impaired assets / Asset impairments	0.0	0.0	0.0	0.0	0.0	(5.0)
Taxes, other than income	52.1	53.6	161.1	167.4	212.0	219.1

Total expenses	809.6	848.3	2,308.5	2,370.0	2,837.9	3,117.8

Income from operations	116.5	141.7	296.5	307.8	625.4	386.2

Other income (expense)
Allowance for other funds used during construction	1.3	0.7	4.3	3.5	5.2	4.8
Other income	7.9	25.5	17.2	100.0	29.2	127.7
Loss on debt exchange / extinguishment	0.0	0.0	0.0	0.0	(32.9)	(2.5)
Income from equity investments	18.5	15.6	57.5	50.5	75.6	66.5

Total other income	27.7	41.8	79.0	154.0	77.1	196.5

Interest charges
Interest expense	57.9	64.2	172.7	198.1	234.1	267.8
Allowance for borrowed funds used during construction	(0.5)	(0.3)	(1.7)	(1.4)	(2.0)	(1.9)

Total interest charges	57.4	63.9	171.0	196.7	232.1	265.9

Income before provision for income taxes	86.8	119.6	204.5	265.1	470.4	316.8
Provision for income taxes	28.6	47.6	64.1	104.7	173.6	130.7

Income from Continuing Operations before minority interest	58.2	72.0	140.4	160.4	296.8	186.1
Minority Interest	0.0	20.8	0.0	64.6	17.5	87.3

Income from Continuing Operations	58.2	92.8	140.4	225.0	314.3	273.4
Discontinued operations
Income from discontinued operations	0.0	0.0	0.0	0.0	0.0	0.0
Income tax provision (benefit)	0.0	0.0	0.0	(14.3)	0.0	(14.8)

Total discontinued operations	0.0	0.0	0.0	14.3	0.0	14.8

Net income	$58.2	$92.8	$140.4	$239.3	$314.3	$288.2

Average common shares outstanding — basic (millions)	211.2	209.2	210.4	208.9	210.2	208.8
Average common shares outstanding — diluted (millions)	212.6	210.0	211.7	209.8	211.4	209.6

Earnings per average common share outstanding:
Earnings per share from continuing operations — basic	0.28	0.44	0.67	1.08	1.50	1.31
Earnings per share from continuing operations — diluted	0.27	0.44	0.66	1.07	1.49	1.31

Earnings per share — basic	0.28	0.44	0.67	1.15	1.50	1.38
Earnings per share — diluted	0.27	0.44	0.66	1.14	1.49	1.38

TECO ENERGY, Inc.

CONSOLIDATED BALANCE SHEETS (Unaudited)

(All significant intercompany transactions have been eliminated in the consolidated financial statements.)

(millions)	Sep-30-2008	Dec-31-2007
Assets
Current assets
Cash and cash equivalents	$92.5	$162.6
Restricted cash	7.5	7.4
Short-term investments	2.4	0.0
Receivables	340.5	295.9
Crude oil options receivable, net	0.0	78.5
Inventories at average cost
Fuel	92.5	85.8
Materials and supplies	70.7	68.2
Current derivative assets	0.1	0.3
Income tax receivables	0.3	0.7
Prepayments and other current assets	26.2	23.0
Current regulatory assets	223.3	67.4

Total current assets	856.0	789.8

Property, plant and equipment
Utility plant in service
Electric	5,489.1	5,275.2
Gas	940.9	917.4
Construction work in progress	366.3	364.8
Other property	351.3	336.4

Property plant and equipment at original cost	7,147.6	6,893.8
Accumulated depreciation	(2,064.4)	(2,005.6)

Total property, plant and equipment, net	5,083.2	4,888.2

Other assets
Deferred income taxes	355.2	424.9
Other investments	21.1	22.9
Long-term regulatory assets	190.8	186.8
Investment in unconsolidated affiliates	287.9	275.5
Goodwill	59.4	59.4
Long-term derivative assets	0.1	1.9
Deferred charges and other assets	121.4	115.8

Total other assets	1,035.9	1,087.2

Total assets	$6,975.1	$6,765.2

Liabilities and capital
Current liabilities
Long-term debt due within one year
Recourse	$5.5	$5.7
Non-recourse	1.4	1.4
Notes payable	13.0	25.0
Accounts payable	293.2	302.1
Other current liabilities	15.3	18.0
Customer deposits	144.2	138.1
Current derivative liabilities	72.4	26.0
Interest accrued	80.1	32.7
Taxes accrued	56.4	33.2
Current regulatory liabilities	26.2	35.4

Total current liabilities	707.7	617.6

Other liabilities
Investment tax credits	11.2	12.2
Long-term regulatory liabilities	592.8	582.7
Long-term derivative liabilities	10.8	0.1
Deferred credits and other liabilities	404.3	377.2
Long-term debt, less amount due within one year
Recourse	3,199.0	3,149.4
Non-recourse	7.6	9.0

Total other liabilities	4,225.7	4,130.6

Total Liabilities	4,933.4	4,748.2
Capital
Common equity	212.8	210.9
Additional paid in capital	1,515.6	1,489.2
Retained earnings	348.5	334.1
Accumulated other comprehensive loss	(35.2)	(17.2)

Total capital	2,041.7	2,017.0

Total liabilities and capital	$6,975.1	$6,765.2

Book Value Per Share	$9.60	$9.57

TECO ENERGY, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(All significant intercompany transactions have been eliminated in the consolidated financial statements.)

	Three Months Ended September 30,		Nine Months Ended September 30,		Twelve Months Ended September 30,
(millions)	2008	2007	2008	2007	2008	2007
Cash flows from operating activities
Net income	$58.2	$92.8	$140.4	$239.3	$314.3	$288.2

Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	66.7	59.8	196.6	198.2	262.0	269.3
Deferred income taxes	29.8	53.0	69.5	90.6	163.7	113.3
Investment tax credits, net	0.0	(0.6)	(1.0)	(1.9)	(1.5)	(2.5)
Allowance for other funds used during construction	(1.3)	(0.7)	(4.3)	(3.5)	(5.2)	(4.8)
Non-cash stock compensation	1.8	2.5	7.9	9.9	9.6	12.1
Gain on sales of business / assets, pretax	(0.3)	17.3	(1.4)	(27.2)	(220.3)	(47.8)
Noncash debt extinguishment / exchange, pretax	0.0	0.0	0.0	0.0	2.6	2.5
Equity in earnings of unconsolidated affiliates, net of cash distributions on earnings	(18.5)	6.6	(25.3)	(7.3)	(36.0)	(18.7)
Minority interest	0.0	(20.8)	0.0	(64.6)	(17.5)	(87.3)
Derivatives marked to market	0.0	(36.4)	0.0	(48.7)	(34.0)	(46.0)
Deferred recovery clause	(24.7)	51.4	(117.1)	78.1	(71.5)	69.5
Receivables, less allowance for uncollectibles	(10.6)	(88.6)	(44.6)	(81.5)	87.8	(79.9)
Inventories	(1.3)	32.8	(9.2)	(33.9)	15.0	(31.3)
Prepayments and other current assets	(1.1)	2.8	(3.2)	0.4	(0.4)	1.7
Taxes accrued	7.9	7.9	23.6	53.6	(3.3)	(5.1)
Interest accrued	32.4	31.5	47.4	32.3	(2.7)	(7.2)
Accounts payable	(64.6)	(20.7)	12.3	(42.1)	(17.5)	(15.0)
Other	12.8	(10.1)	34.1	22.5	20.5	52.2

	87.2	180.5	325.7	414.2	465.6	463.2

Cash flows from investing activities
Capital expenditures	(136.8)	(87.5)	(402.5)	(359.6)	(537.2)	(513.7)
Allowance for other funds used during construction	1.3	0.7	4.3	3.5	5.2	4.8
Net proceeds from sale of business / assets	3.6	15.3	(3.7)	60.8	340.7	119.5
Restricted cash	(0.1)	0.0	(0.1)	(0.1)	29.9	(0.1)
Distributions from unconsolidated affiliates	0.0	12.8	13.2	26.8	13.8	33.0
Other investments	0.0	18.4	76.2	(27.7)	103.5	(35.5)

	(132.0)	(40.3)	(312.6)	(296.3)	(44.1)	(392.0)

Cash flows from financing activities
Dividends	(42.6)	(41.1)	(126.1)	(121.9)	(167.2)	(161.7)
Proceeds from sale of common stock	0.9	1.4	20.9	9.8	25.1	16.1
Proceeds from long-term debt	(0.1)	123.1	327.8	444.1	327.8	444.2
Repayment of long-term debt / Purchase in lieu of redemption	(5.7)	(392.5)	(293.8)	(840.3)	(591.0)	(946.5)
Debt exchange premiums	0.0	0.0	0.0	0.0	(21.2)	0.0
Minority interest	0.0	12.1	0.0	59.9	21.4	78.0
Net increase (decrease) in short-term debt	13.0	73.0	(12.0)	25.0	(60.0)	73.0

	(34.5)	(224.0)	(83.2)	(423.4)	(465.1)	(496.9)

Net decrease in cash and cash equivalents	(79.3)	(83.8)	(70.1)	(305.5)	(43.6)	(425.7)
Cash and cash equivalents at beginning of period	171.8	219.9	162.6	441.6	136.1	561.8

Cash and cash equivalents at end of period	$92.5	$136.1	$92.5	$136.1	$92.5	$136.1

TECO ENERGY, Inc.

SEGMENT INFORMATION (Unaudited)

(millions)		Tampa Electric	Peoples Gas	TECO Coal	TECO Guatemala	TECO Transport (8)		Other & Eliminations		TECO Energy
Three months ended Sep. 30,
2008	Revenues — outsiders	$601.5	$180.6	$142.0	$1.8	$—		$0.2		$926.1
	Sales to affiliates	0.3	—	—	—	—		(0.3)		—

	Total revenues	601.8	180.6	142.0	1.8	—		(0.1)		926.1
	Equity Earnings in Unconsolidated Affiliates	—	—	—	18.5	—		—		18.5
	Depreciation	46.6	10.6	9.3	0.2	—		—		66.7
	Total interest charges (1)	28.7	4.8	1.7	3.9	—		18.3		57.4
	Allocated interest expense (income) included above (1)	—	—	1.4	3.8	—		(5.2)		—
	Provision (Benefit) for income taxes	33.1	1.6	0.4	2.1	—		(8.6)		28.6
	Net income (loss) from continuing operations	$50.6	$2.6	$3.7	$11.7	$—		$(10.4)		$58.2

2007	Revenues — outsiders	$646.4	$145.5	$142.1	$1.9	$54.1		$—		$990.0
	Sales to affiliates	0.5	—	—	—	23.8		(24.3)		—

	Total revenues	646.9	145.5	142.1	1.9	77.9		(24.3)		990.0
	Equity Earnings in Unconsolidated Affiliates	—	—	—	15.7	(0.1)		—		15.6
	Depreciation	39.5	10.1	10.2	(0.1)	—	(3)	0.1		59.8
	Total interest charges (1)	28.8	4.4	3.2	3.8	1.3		22.4		63.9
	Allocated interest expense (income) included above (1)	—	—	3.0	3.7	0.3		(7.0)		—
	Provision (Benefit) for income taxes	38.6	2.5	9.5	1.7	5.0		(9.7)		47.6
	Net income (loss) from continuing operations	$64.8	$3.8	$20.5	$10.2	$11.0		$(17.5)		$92.8

Nine months ended Sep. 30,
2008	Revenues — outsiders	$1,608.4	$543.9	$446.3	$6.1	$—		0.3		$2,605.0
	Sales to affiliates	1.0	—	—	—	—		(1.0)		—

	Total revenues	1,609.4	543.9	446.3	6.1	—		(0.7)		2,605.0
	Equity Earnings in Unconsolidated Affiliates	—	—	—	57.5	—		—		57.5
	Depreciation	136.8	31.2	27.8	0.6	—		0.2		196.6
	Total interest charges (1)	86.0	13.5	6.2	11.4	—		53.9		171.0
	Allocated interest expense (income) included above (1)	—	—	5.2	11.2	—		(16.4)		—
	Provision (Benefit) for income taxes	65.2	11.4	2.5	6.1	—		(21.1)		64.1
	Net income (loss) from continuing operations	$106.7	$17.9	$15.4	$37.1	$—		$(36.7)		$140.4

2007	Revenues — outsiders	$1,662.1	$457.9	$396.7	$5.9	$155.0		$0.2		$2,677.8
	Sales to affiliates	1.4	—	—	—	76.1		(77.5)		—

	Total revenues	1,663.5	457.9	396.7	5.9	231.1		(77.3)		2,677.8
	Equity Earnings in Unconsolidated Affiliates	—	—	—	50.5	—		—		50.5
	Depreciation	133.2	29.9	28.8	0.3	5.6	(3)	0.4		198.2
	Total interest charges (1)	84.1	12.8	9.3	11.3	3.9		75.3		196.7
	Allocated interest expense (income) included above (1)	—	—	8.7	11.0	(0.1)		(19.6)		—
	Provision (Benefit) for income taxes	69.0	12.8	37.2	5.1	11.2		(30.6)		104.7
	Net income (loss) from continuing operations	121.3	20.2	83.7	33.3	27.0		(60.5	) (5)	$225.0

Twelve months ended Sep. 30,
2008	Revenues — outsiders	$2,132.9	$685.7	$594.1	$8.2	$42.1		$0.3		$3,463.3
	Sales to affiliates	1.5	—	—	—	17.0		(18.5)		—

	Total revenues	2,134.4	685.7	594.1	8.2	59.1		(18.2)		3,463.3
	Equity Earnings in Unconsolidated Affiliates	—	—	—	75.6	—		—		75.6
	Depreciation	182.2	41.4	37.3	0.8	—	(3)	0.3		262.0
	Total interest charges (1)	114.1	17.7	9.4	15.3	0.9		74.7		232.1
	Allocated interest expense (income) included above (1)	—	—	8.2	15.1	0.9		(24.2)		—
	Provision (Benefit) for income taxes	81.3	15.0	11.6	8.9	2.3		54.5		173.6
	Net income (loss) from continuing operations	$135.7	$24.2	$22.6	$48.6	$7.0		$76.2	(7)	$314.3

2007	Revenues — outsiders	$2,154.2	$580.4	$549.7	$7.9	$211.5		$0.3		$3,504.0
	Sales to affiliates	1.9	—	—	—	100.6		(102.5)		—

	Total revenues	2,156.1	580.4	549.7	7.9	312.1		(102.2)		3,504.0
	Equity Earnings in Unconsolidated Affiliates	—	—	—	66.1	(0.1)		0.5		66.5
	Depreciation	179.8	39.0	38.4	0.4	11.2	(3)	0.5		269.3
	Total interest charges (1)	110.9	16.8	12.1	15.1	5.0		106.0		265.9
	Allocated interest expense (income) included above (1)	—	—	11.2	14.8	(0.5)		(25.5)		—
	Provision (Benefit) for income taxes	80.1	17.3	50.6	6.9	14.0		(38.2)		130.7
	Net income (loss) from continuing operations	$140.7	$27.2	$102.9	$44.3	$34.8	(2)	$(76.5	) (4)(6)	$273.4

(1)	Segment net income is reported on a basis that includes internally allocated financing costs. Allocated interest is included in “Total interest charges”.
(2)	TECO Transport’s results include net storm costs of $0.7 million for the 12 months ended Sep. 30, 2007.
(3)	Beginning Apr. 1, 2007, no depreciation expense was recognized for TECO Transport as a result of the assets being classified as “held for sale”. Depreciation expense after-tax for the second, third and fourth quarters of 2007 would have been $3.6, $3.6 and $2.5 million, respectively.
(4)	Results for the 12 months ended Sep. 30, 2007 include $3.1 million gain on the sale of a steam turbine originally reported in TECO Guatemala in the fourth quarter of 2006.
(5)	Results for the 9 months ended Sep. 30, 2007 include $13.1 million in after-tax transaction costs related to the sale of TECO Transport.
(6)	Results for the 12 months ended Sep. 30, 2007 include $13.1 million in after-tax transaction costs related to the sale of TECO Transport ($1.8 in the first quarter of 2007, $8.3 in the second quarter of 2007 and $3.0 in the third quarter of 2007).
(7)	Results for the 12 months ended Sep. 30, 2008 include a net $148.1 million after-tax gain on the sale of TECO Transport and $20.2 million of after-tax debt extinguishment costs in the fourth quarter of 2007.
(8)	As a result of the sale, TECO Transport's results are through Dec. 3, 2007.

TAMPA ELECTRIC COMPANY

ELECTRIC OPERATING STATISTICS (Unaudited)

	Operating Revenues*		Percent Change	Sales — Kilowatt-hours*		Percent Change
Three Months Ended September 30,	2008	2007		2008	2007
Residential	$299,293	$327,018	(8.5)	2,638,801	2,892,298	(8.8)
Commercial	176,289	184,753	(4.6)	1,784,064	1,869,527	(4.6)
Industrial — Phosphate	14,323	18,256	(21.5)	208,324	262,030	(20.5)
Industrial — Other	28,155	30,663	(8.2)	326,992	343,062	(4.7)
Other sales of electricity	49,387	47,875	3.2	494,476	478,513	3.3

	567,447	608,565	(6.8)	5,452,657	5,845,430	(6.7)

Deferred and other revenues	(276)	(30,066)	(99.1)	—	—	—
Sales for resale	18,334	18,720	(2.1)	241,394	249,376	(3.2)
Other operating revenue	11,766	10,555	11.5	—	—	—
SO2 Allowance Sales	4,633	39,046	(88.1)	—	—	—

	$601,904	$646,820	(6.9)	5,694,051	6,094,806	(6.6)

Average customers	666,164	666,573	(0.1)	—	—	—

Retail Net Energy For Load				5,729,058	6,113,576	(6.3)

Total Degree Days				1,525	1,722	(11.4)

	Operating Revenues*		Percent Change	Sales — Kilowatt-hours*		Percent Change
Nine Months Ended September 30,	2008	2007		2008	2007
Residential	$753,544	$781,682	(3.6)	6,570,333	6,823,185	(3.7)
Commercial	485,634	491,615	(1.2)	4,873,600	4,926,532	(1.1)
Industrial — Phosphate	47,412	54,418	(12.9)	693,125	782,506	(11.4)
Industrial — Other	85,827	89,437	(4.0)	957,065	997,671	(4.1)
Other sales of electricity	138,804	131,775	5.3	1,377,059	1,295,692	6.3

	1,511,221	1,548,927	(2.4)	14,471,182	14,825,586	(2.4)

Deferred and other revenues	5,495	(22,713)	—	—	—	—
Sales for resale	53,515	51,858	3.2	661,194	670,571	(1.4)
Other operating revenue	32,657	28,748	13.6	—	—	—
SO2 Allowance Sales	6,595	56,682	(88.4)	—	—	—

	$1,609,483	$1,663,502	(3.2)	15,132,376	15,496,157	(2.3)

Average customers	667,574	665,775	0.3	—	—	—

Retail Net Energy For Load				15,362,654	15,694,462	(2.1)

Total Degree Days				3,261	3,436	(5.1)

	Operating Revenues*		Percent Change	Sales — Kilowatt-hours*		Percent Change
Twelve Months Ended September 30,	2008	2007		2008	2007
Residential	$989,802	$1,003,063	(1.3)	8,618,365	8,828,545	(2.4)
Commercial	647,645	641,233	1.0	6,488,593	6,499,891	(0.2)
Industrial — Phosphate	65,978	70,880	(6.9)	960,489	1,033,965	(7.1)
Industrial — Other	114,573	117,415	(2.4)	1,275,035	1,326,503	(3.9)
Other sales of electricity	185,382	173,190	7.0	1,835,867	1,721,303	6.7

	2,003,380	2,005,781	(0.1)	19,178,349	19,410,207	(1.2)

Deferred and other revenues	(23,529)	(12,396)	89.8	—	—	—
Sales for resale	70,650	67,873	4.1	895,764	856,366	4.6
Other operating revenue	42,902	38,149	12.5	—	—	—
SO2 Allowance Sales	41,011	56,681	(27.6)	—	—	—

	$2,134,414	$2,156,088	(1.0)	20,074,113	20,266,573	(0.9)

Average customers	667,703	664,197	0.5	—	—	—

Retail Net Energy For Load				20,116,635	20,272,222	(0.8)

Total Degree Days				4,079	4,211	(3.1)

*	in thousands

PEOPLES GAS SYSTEM

GAS OPERATING STATISTICS (Unaudited)

	Operating Revenues*		Percent Change	Therms*		Percent Change
Three Months Ended September 30,	2008	2007		2008	2007
By Customer Segment:
Residential	$26,582	$23,199	14.6	10,724	9,974	7.5
Commercial	34,104	31,409	8.6	82,075	79,810	2.8
Industrial	1,855	2,408	(23.0)	44,381	42,193	5.2
Off System Sales	105,430	73,765	42.9	99,018	97,744	1.3
Power generation	2,869	4,882	(41.2)	134,318	172,357	(22.1)
Other revenues	7,815	8,384	(6.8)	—	—	—

	$178,655	$144,047	24.0	370,516	402,078	(7.8)

By Sales Type:
System supply	$151,262	$114,275	32.4	122,544	120,953	1.3
Transportation	19,579	21,388	(8.5)	247,972	281,125	(11.8)
Other revenues	7,814	8,384	(6.8)	—	—	—

	$178,655	$144,047	24.0	370,516	402,078	(7.8)

Average customers	334,077	333,463	0.2	—	—	—

	Operating Revenues*		Percent Change	Therms*		Percent Change
Nine Months Ended September 30,	2008	2007		2008	2007
By Customer Segment:
Residential	$107,536	$108,569	(1.0)	53,329	53,565	(0.4)
Commercial	116,534	123,064	(5.3)	279,855	279,428	0.2
Industrial	6,345	7,340	(13.6)	144,534	142,015	1.8
Off System Sales	271,810	174,178	56.1	259,668	226,368	14.7
Power generation	10,028	11,207	(10.5)	373,963	354,955	5.4
Other revenues	26,244	28,656	(8.4)	—	—	—

	$538,497	$453,014	18.9	1,111,349	1,056,331	5.2

By Sales Type:
System supply	$445,620	$356,641	24.9	357,476	329,524	8.5
Transportation	66,633	67,717	(1.6)	753,873	726,807	3.7
Other revenues	26,244	28,656	(8.4)	—	—	—

	$538,497	$453,014	18.9	1,111,349	1,056,331	5.2

Average customers	335,496	334,581	0.3	—	—	—

	Operating Revenues*		Percent Change	Therms*		Percent Change
Twelve Months Ended September 30,	2008	2007		2008	2007
By Customer Segment:
Residential	$139,128	$141,346	(1.6)	69,851	71,901	(2.9)
Commercial	151,861	159,476	(4.8)	371,366	374,412	(0.8)
Industrial	8,679	9,925	(12.6)	188,863	190,762	(1.0)
Off System Sales	330,423	210,497	57.0	336,787	279,013	20.7
Power generation	13,464	14,197	(5.2)	490,696	427,357	14.8
Other revenues	34,958	38,638	(9.5)	—	—	—

	$678,513	$574,079	18.2	1,457,563	1,343,445	8.5

By Sales Type:
System supply	$554,520	$445,729	24.4	465,817	417,925	11.5
Transportation	89,035	89,712	(0.8)	991,746	925,520	7.2
Other revenues	34,958	38,638	(9.5)	—	—	—

	$678,513	$574,079	18.2	1,457,563	1,343,445	8.5

Average customers	335,027	333,688	0.4	—	—	—

*	in thousands